EXHIBIT (a)(1)(iii)


                MAN-GLENWOOD LEXINGTON ASSOCIATES PORTFOLIO, LLC
                    c/o Glenwood Capital Investments, L.L.C.
                       123 North Wacker Drive, 28TH Floor
                             Chicago, Illinois 60606


            IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY
              INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
          THIS IS SOLELY A NOTIFICATION OF THE FUND'S REPURCHASE OFFER.

October 31, 2007

[MEMBER NAME/ADDRESS]



Dear [MEMBER]:

We are writing to inform you of important dates relating to a repurchase offer by Man-Glenwood Lexington Associates Portfolio, LLC (the "Fund"). If you are not interested in tendering your limited liability company interests in the Fund ("Interests") for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on October 31, 2007 and end at 5:00 p.m., Central Time, on November 30, 2007. The purpose of the repurchase offer is to provide liquidity to members of the Fund that hold Interests. Interests may be presented to the Fund for repurchase only by tendering them during one of the Fund's announced tender offers.

Should you wish to tender your Interests or a portion of your Interests for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal by mail or by fax so that it arrives no later than November 30, 2007. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTERESTS AT THIS TIME.

All tenders of Interests must be received by the Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by November 30, 2007.

If you have any questions, please consult your financial intermediary, refer to the attached offer document, which contains additional important information about the repurchase offer, or call (800) 838-0232.

Sincerely,


/s/ Steven Zoric
-------------------------
Steven Zoric
Secretary, Man-Glenwood Lexington Associates Portfolio, LLC